UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Stewart Information Services Corporation
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(Name of person(s) filing proxy statement, if other than the registrant)

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STEWART INFORMATION SERVICES CORPORATION

1980 Post Oak Boulevard, Suite 800

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2012

Notice is hereby given that Stewart Information Services Corporation, a Delaware corporation, will hold its annual meeting of stockholders on April 27, 2012, at 8:30 a.m., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, for the following purposes:

(1) To elect Stewart Information Services Corporation’s directors;

(2) To approve an advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers;

(3) To ratify the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2012; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FIVE NOMINEES FOR DIRECTOR TO BE ELECTED BY THE COMMON STOCKHOLDERS, FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2012.

The holders of record of Stewart’s common stock and Class B common stock at the close of business on March 1, 2012 will be entitled to vote at the meeting.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS’ MEETING TO BE HELD APRIL 27, 2012

Our proxy statement for the 2012 Annual Meeting and our Annual Report on Form 10-K

for the fiscal year ended December 31, 2011 are available at www.stewart.com/2012-annual-meeting.

IMPORTANT

You are cordially invited to attend the annual meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

STEWART INFORMATION SERVICES CORPORATION

1980 Post Oak Boulevard, Suite 800

Houston, Texas 77056

(713) 625-8100

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2012

Stewart Information Services Corporation is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for the annual meeting of stockholders we are holding Friday, April 27, 2012, at 8:30 a.m., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, or for any adjournment of that meeting. For directions to the annual meeting, please contact Ted C. Jones in Investor Relations at (713) 625-8014.

Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. Unless you specify otherwise, the shares represented by your proxy will be voted for the board of directors’ nominees listed therein, for the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and for the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2012. If after sending in your proxy you wish to vote in person, you may revoke or change your proxy at any time before it is exercised by delivering written notice in the form of a timely, later-dated proxy (i) in care of our Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, or (ii) in person at the meeting. Please note that stockholders who hold their shares in our 401(k) plan must provide their voting instructions no later than 11:59 p.m., Eastern time, two days prior to the meeting. We are mailing this proxy statement on or about March 23, 2012, to stockholders of record at the close of business on March 1, 2012.

At the close of business on March 1, 2012, 18,254,512 shares of our common stock (“Common Stock”) and 1,050,012 shares of our Class B common stock (“Class B Stock”) were outstanding and entitled to vote, and only the holders of record on such date may vote at the meeting. We will count the shares held by each stockholder who is present in person or represented by proxy at the meeting to determine the presence of a quorum at the meeting. As long as 600,000 or more shares of Class B Stock are outstanding, the Common Stock and Class B Stock will be voted as separate classes at each election of directors. Holders of our Class B Stock, whom we refer to as our Class B Stockholders, may convert their shares of Class B Stock into shares of our Common Stock on a one-for-one basis at any time.

The holders of our Common Stock, whom we refer to as our Common Stockholders, voting as a class, are entitled to elect five of our nine directors. Each Common Stockholder is entitled either to cast one vote per share for each of those five directors, or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees for director. The enclosed form of proxy allows you to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. If you withhold authority to vote for four or fewer of the nominees, and if there are nominees other than those nominated by the board of directors for the director positions to be elected by the Common Stockholders as listed in this proxy statement, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for whom you did not withhold authority to vote. If there are no nominees other than those nominated by the board of directors for the five positions to be elected by the Common Stockholders, the persons named in the enclosed proxy intend to allocate the votes represented by the proxy evenly among the nominees chosen by the board of directors as listed in this proxy statement. If there are any additional nominees for such positions, the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the nominees chosen by the board of directors. If it is not possible to elect each of the five nominees chosen by the board of directors, the persons named in the enclosed proxy will have discretion as to how they allocate the votes among the Company nominees chosen by the board of directors.

Unless there are director nominees other than those nominated by the board of directors, withholding of authority to vote in the enclosed proxy will not affect the election of those directors for whom you withhold authority to vote because our Amended and Restated By-Laws provide that directors are elected by a plurality of the shares voted in person or by proxy. For the purpose of electing directors, broker non-votes are not treated as a vote cast affirmatively or negatively, and therefore will not affect the outcome of the election of directors.

Our Class B Stockholders, voting as a class, are entitled to elect the remaining four of our nine directors. Each Class B Stockholder has the right to vote, in person or by proxy, the number of shares owned by him for those four directors for whose election he has a right to vote.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the approval of the advisory resolution regarding the compensation of our named executive officers. Approval of this proposal requires the affirmative vote of the majority of the shares voted at the meeting. Brokers do not have discretionary authority to vote shares on the proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “FOR” the approval of this proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the ratification of the appointment of KPMG LLP as our independent auditors for 2012. The ratification of this proposal requires the affirmative vote of the majority of the shares voted at the meeting. Under New York Stock Exchange (“NYSE”) rules, the approval of our independent auditors is considered a routine matter, which means that brokerage firms may vote in their discretion on this proposal if the beneficial owners do not provide the brokerage firms with voting instructions. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of this proposal.

Except as otherwise specifically noted, the “Company,” “SISCO,” “we,” “our,” “us,” and similar words in this proxy statement refer to Stewart Information Services Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2012 with respect to persons we believe to be the beneficial owners of more than 5% of either class of our voting shares (giving effect to the conversion of our 6.00% Convertible Senior Notes due 2014 into shares of our Common Stock):

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Matthew W. Morris	Class B Common Stock	250,000		23.8
1980 Post Oak Boulevard
Houston, Texas 77056
Malcolm S. Morris	Class B Common Stock	275,006		26.2
1980 Post Oak Boulevard
Houston, Texas 77056
Stewart Morris, Jr.	Class B Common Stock	525,006		50.0
1980 Post Oak Boulevard
Houston, Texas 77056
Wells Fargo & Company	Common Stock	1,775,879	(1)	7.6
420 Montgomery Street
San Francisco, California 94104
BlackRock Inc.	Common Stock	1,517,143	(2)	6.5
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP	Common Stock	1,475,167	(3)	6.3
Palisades West, Building One 6300 Bee Cave Road
Austin, Texas 78746
Wellington Management Company, LLP	Common Stock	1,336,358	(4)	5.7
280 Congress Street
Boston, Massachusetts 02210
Manulife Financial Corporation	Common Stock	1,288,908	(5)	5.5
200 Bloor Street East Toronto, Ontario, Canada M4W 1E5
Whitebox Advisors, LLC	Common Stock	1,285,556	(6)	5.5
3033 Excelsior Boulevard
Minneapolis, Minnesota 55416

(1)	Wells Fargo & Company reported sole voting power with respect to 1,604,511 of such shares and sole dispositive power with respect to 1,583,786 of such shares in its report on Schedule 13G/A filed January 25, 2012, which it filed on its behalf and on behalf of certain of its subsidiaries, including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC.
(2)	BlackRock Inc. reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13G/A filed February 10, 2012.
(3)	Dimensional Fund Advisors LP reported sole voting power with respect to 1,440,481 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G/A filed February 14, 2012. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported in this schedule are owned by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such securities.
(4)	Wellington Management Company, LLP reported shared voting power with respect to 1,136,853 of such shares and shared dispositive power with respect to all of such shares in its report on Schedule 13G/A filed February 14, 2012.

(5)	Manulife Financial Corporation, through its wholly owned subsidiaries, Manulife Asset Management (North America) Limited and Manulife Asset Management (US) LLC, reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13G filed February 13, 2012.
(6)	Whitebox Advisors, LLC, as an investment adviser, reported shared voting and dispositive powers with respect to all of such shares in its report on Schedule 13G filed February 14, 2012, which it filed with Whitebox Advisors, LLC, Whitebox Multi-Strategy Advisors, LLC, Whitebox Multi-Strategy Partners, L.P., Whitebox Multi-Strategy Fund, L.P., Whitebox Multi-Strategy Fund, Ltd., Whitebox Concentrated Convertible Arbitrage Advisors, LLC, Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Concentrated Convertible Arbitrage Fund, L.P., Whitebox Concentrated Convertible Arbitrage Fund, Ltd., Whitebox L/S Equity Advisors, LLC, Whitebox L/S Equity Partners, L.P., Whitebox L/S Equity Fund, L.P., Whitebox L/S Equity Fund, Ltd., HFR RVA Combined Master Trust, and IAM Mini-Fund 14 Limited. These securities include shares of the Company’s Common Stock, and shares of the Company’s Common Stock underlying the Company’s 6.00% Convertible Senior Notes due 2014 held by certain affiliates of Whitebox Advisors, LLC. Whitebox Advisors, LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Our Class B Stockholders have entered into an agreement to maintain an equal ownership of shares of Class B Stock by Malcolm S. Morris and by Stewart Morris, Jr. and Stewart Morris, collectively. Such agreement also provides for rights of first refusal among themselves with respect to Class B Stock in the event of the death or voluntary or involuntary disposition of Class B Stock and upon certain other specified conditions. By agreement among Malcolm S. Morris, Matthew W. Morris and Stewart Morris, Jr., Malcolm S. Morris has transferred 250,000 shares of Class B Stock to Matthew W. Morris, who has agreed that all such Class B Stock shall remain subject to all the terms of the agreement among Malcolm S. Morris and Stewart Morris, Jr. and Stewart Morris, collectively. Malcolm S. Morris and Matthew W. Morris collectively own 50% of the Class B Stock, and Stewart Morris, Jr. owns 50% of the Class B Stock.

The following table sets forth information as of March 1, 2012 with respect to each class of our capital stock beneficially owned by our named executive officers, directors and nominees for director, and by all our executive officers, directors and nominees for director as a group:

Name	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Matthew W. Morris	Common Stock	33,831	(2)	*
	Class B Common Stock	250,000		23.8
Malcolm S. Morris	Common Stock	117,972	(3)	*
	Class B Common Stock	275,006		26.2
Stewart Morris, Jr.	Common Stock	106,592	(4)	*
	Class B Common Stock	525,006		50.0
J. Allen Berryman	Common Stock	22,034	(5)	*
Michael B. Skalka	Common Stock	29,576	(6)	*
Catherine A. Allen	Common Stock	12,134		*
Thomas G. Apel	Common Stock	13,127		*
Robert L. Clarke	Common Stock	30,186		*
Paul W. Hobby	Common Stock	18,849		*
Dr. E. Douglas Hodo	Common Stock	19,134		*
Laurie C. Moore	Common Stock	18,124		*
Dr. W. Arthur Porter	Common Stock	20,530		*
All executive officers, directors and nominees for director as a group (17 persons)	Common Stock	562,222		2.4
	Class B Common Stock	1,050,012		100.0

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.
(2)	Includes 1,600 shares subject to stock options, 5,000 shares of restricted stock that will vest 20% each year over five years beginning March 10, 2012, 4,000 shares of restricted stock that will vest ratably over four years beginning March 10, 2012, and 477 shares owned through the Company’s 401(k) plan.
(3)	Includes 25,000 shares subject to stock options, 10,000 shares of restricted stock that will vest 20% each year over five years beginning March 10, 2012, and 8,000 shares of restricted stock that will vest ratably over four years beginning March 10, 2012.
(4)	Includes 25,000 shares subject to stock options, 10,000 shares of restricted stock that will vest 20% each year over five years beginning March 10, 2012, and 8,000 shares of restricted stock that will vest ratably over four years beginning March 10, 2012.
(5)	Includes 4,000 shares of restricted stock that will vest 20% each year over five years beginning March 10, 2012, 3,200 shares of restricted stock that will vest ratably over four years beginning March 10, 2012, and 11 shares owned through the Company’s 401(k) plan.
(6)	Includes 6,300 shares subject to stock options, 6,000 shares of restricted stock that will vest 20% each year over five years beginning March 10, 2012, and 4,800 shares of restricted stock that will vest ratably over four years beginning March 10, 2012.

The mailing address of each director and executive officer shown in the table above is c/o Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and certain officers are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Common Stock or Class B Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our annual meeting, our stockholders will elect nine directors, constituting the entire board of directors. Our Common Stockholders are entitled to elect five directors, and our Class B Stockholders are entitled to elect four directors. The Chairman of the board of directors is elected by the board following the annual meeting of stockholders. Our Class B Stockholders are entitled to nominate the person to serve as Chairman of the board of directors.

Common Stockholders’ Nominees

The following persons have been nominated by the board of directors to be elected as directors by our Common Stockholders. The persons named in your proxy intend to vote the proxy for the election of each of these nominees, unless you specify otherwise. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, your proxy will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since
Dr. E. Douglas Hodo, 77, Chairman of the Board of Directors	1988
Catherine A. Allen, 65, Director	2009
Robert L. Clarke, 69, Director	2004
Laurie C. Moore, 66, Director	2004
Dr. W. Arthur Porter, 70, Director	1993

Each of the five nominees for election by our Common Stockholders was elected by the Common Stockholders at our 2011 annual meeting of stockholders.

Dr. Hodo serves as Chairman of the board of directors. Dr. Hodo served as President of Houston Baptist University for more than 19 years and became President Emeritus of the University in 2006. Dr. Hodo served on the board of directors of U.S. Global Investors, a public mutual fund, from 1981 to 2006, including holding the positions of Chairman of the Audit Committee from 1991 to 2004 and Chairman of the Board of Directors from 1999 to 2004. He served on the board of directors of Southern National Bank of Sugar Land, Texas, from 1995 to 2000, and was a member of their Audit Committee during that tenure. Dr. Hodo also served on the board of directors of Security Bank of Amory, Mississippi, from 1994 to 2003 and on their Audit and Long-Range Planning Committees.

Ms. Allen serves as Chairman of the Technology Advisory Committee. Ms. Allen is currently serving as Chairman and CEO of The Santa Fe Group, a strategic consulting company that serves the financial sector in the areas of payments, fraud, information security and regulatory reform. Until 2007, Ms. Allen served as founding CEO of BITS, a consortium of the 100 largest financial services companies in the United States, which led the industry in developing best practices and strategies for the industry in fraud prevention, cybersecurity, business continuity, anti-terrorism, payments and e-commerce. Ms. Allen is a director of El Paso Electric Company, serving on its Compensation, External Affairs and Energy and Natural Resources Committees. Ms. Allen is also a director at Synovus Financial Corporation, serving on its Risk and Nomination and Governance Committees.

Mr. Clarke serves as Chairman of the Audit Committee. Mr. Clarke has been a partner of the law firm Bracewell & Giuliani LLP for more than the past five years. Mr. Clarke also serves as a director and member of the Audit Committees of the boards of Mutual of Omaha Insurance Company and Eagle Materials, Inc., a NYSE-listed manufacturer of building materials. He served as U.S. Comptroller of the Currency from December 1985 through February 1992.

Ms. Moore serves as Chairman of the Compensation Committee. Ms. Moore is the founding CEO of the Institute for Luxury Home Marketing, an international training and membership organization targeting real estate agents who work in the luxury residential market (the “Institute”). For the 12 years prior to founding the Institute in 2003, Ms. Moore was Managing Partner of Real Trends, Inc., a publishing, research, and strategic consulting company serving brokerage company owners and the top management of national real estate franchise brands. She has been an industry speaker for more than 25 years.

Dr. Porter serves as Chairman of the Nominating and Corporate Governance Committee. Dr. Porter is currently Associate Dean, College of Natural Science, at The University of Texas at Austin, Research Professor, Acting Director and Department Chair of the University of Texas Marine Science Institute, and a Professor Emeritus of the University of Oklahoma. Prior to his retirement from the University of Oklahoma, he served as University Professor and Regents Chair of Engineering at that university. From 1998 to 2006 he served as University Vice President for Technology Development and also served as Dean of the College of Engineering from 1998 to 2005. Prior to those appointments, he had served as President and Chief Executive Officer of Houston Advanced Research Center, a nonprofit research consortium, for more than five years. He also served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma. Dr. Porter also previously served as a director of Electro Scientific Industries, Inc. (ESI) in Portland, Oregon, and Bookham Technology (now Oclaro, Inc.) in San Jose, California. Dr. Porter served, at various times, as ESI’s Chairman of the Board and also on its Audit, Technology and Nominating and Corporate Governance Committees. Dr. Porter served, at various times, as either chairman or a member of Bookham’s Compensation, Audit and Nominating and Corporate Governance Committees.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Class B Common Stockholders’ Nominees

The following persons have been nominated as directors to be elected by our Class B Stockholders. The persons named in the Class B Stockholders’ proxies intend to vote the proxies for the election of the nominees named below, unless otherwise specified. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, proxies will be voted for another nominee, or other nominees, selected by the Class B Stockholders.

Nominee, Age and Position with Stewart	Director Since
Thomas G. Apel, 51, Director	2009
Paul W. Hobby, 51, Director	1989
Malcolm S. Morris, 65, Vice Chairman	2000
Stewart Morris, Jr., 63, Vice Chairman	2000

Each of these nominees was elected by our Class B Stockholders at our 2011 annual meeting of stockholders.

Mr. Apel serves as Chairman of the Executive Committee. Mr. Apel currently serves in a product and business development role for Adfitech, Inc. the nation’s largest mortgage quality-control outsourcing firm. Mr. Apel founded Adfitech in 1983, subsequently sold the company in 1996 and has remained involved in various capacities. From 2006 to September 2009, Mr. Apel served as Chairman and CEO of Adfitech. In May 2009, Adfitech, Inc. filed for bankruptcy together with its parent company, Thornburg Mortgage, Inc. Adfitech, Inc. emerged from bankruptcy in 2010. From 2002 to 2006 Mr. Apel was Chairman and CEO of Centex Title and Ancillary Services, a wholly owned subsidiary of Centex Corporation.

Mr. Hobby is founding chairman of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments. He served from 2004 through 2011 as the CEO of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and, from 2002 to 2006, as Chairman of CapRock Services, Inc., the largest provider of satellite services to the global energy business. Mr. Hobby previously served on the boards of four publicly traded companies: Coastal Bancorp, Inc. and Aronex Pharmaceutical, Inc. from 1999 through 2001, Amegy Bank of Texas, Inc. from 2002 through 2005, and EGL, Inc. from 2001 through 2007. He currently serves on the board of NRG Energy, Inc., a nonutility power generation company.

Malcolm S. Morris has served as a Vice Chairman since November 2011, Chairman of the Board of Directors and Co-Chief Executive Officer from 2000 until November 2011, and Senior Executive Vice President—Assistant Chairman for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as Chairman of the Board and Chief Executive Officer of Stewart Title Guaranty Company and Chairman of the Board of Stewart Title Company.

Stewart Morris, Jr. has served as a Vice Chairman since November 2011 and, prior to that, as President and Co-Chief Executive Officer from 2000 until November 2011. Stewart Morris, Jr. has also served as President and Chief Executive Officer of Stewart Title Company and Chairman or Senior Chairman of the Board of Stewart Title Guaranty Company since 1991.

Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris.

CORPORATE GOVERNANCE

Board of Directors

We are managed by a board of directors comprised of nine members, five of whom are elected by our Common Stockholders and four of whom are elected by our Class B Stockholders. A majority of the members of the board of directors are “independent” within the meaning of the listing standards of the NYSE. These directors are: E. Douglas Hodo, Chairman of the Board of Directors, Catherine A. Allen, Thomas G. Apel, Robert L. Clarke, Laurie C. Moore and W. Arthur Porter. The board of directors has determined that none of these directors has any material relationship with us or our management that would impair the independence of their judgment in carrying out their responsibilities to us. In making this determination, the board of directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between us or any of our subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of our last three fiscal years.

The Chairman of the board of directors is elected by the board following the annual meeting of stockholders. Our Class B Stockholders are entitled to nominate the person to serve as Chairman of the board of directors. Malcolm S. Morris served as our Chairman of the Board of Directors and Co-Chief Executive Officer from 2000 until November 2011, when he became Vice Chairman of the Board of Directors. Stewart Morris, Jr. served as our President and Co-Chief Executive Officer from 2000 until November 2011, when he became Vice Chairman of the Board of Directors. As discussed below, Malcolm S. Morris and Stewart Morris, Jr. serve as two of the members of our five-member Executive Committee, which may exercise all of the powers of the board of directors, except those specifically reserved to the board of directors by resolution of the board or applicable law. Dr. E. Douglas Hodo currently serves as our Chairman of the Board of Directors. As discussed below, Dr. Hodo also presides over the regular and any special meetings of our non-management directors. Our non-management directors meet prior to each regularly scheduled board meeting.

All of our directors shall be elected at the annual meeting of stockholders and hold office until the next annual election or until his or her successor shall be elected and shall qualify. Any action by the board of directors requires the affirmative vote of at least six members.

All of our officers shall be elected annually by the board of directors and hold office until his or her successor shall be chosen and shall be qualified, or until his or her death or the effective date of his or her resignation or removal for cause.

During 2011, the board of directors held four regular meetings, one special meeting, one retreat, and executed three consents in lieu of meetings. Each director attended each of such meetings, except that at one of such regular meetings only eight of the nine directors were in attendance, and at the special meeting only six of the nine directors were in attendance. The board of directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Technology Advisory Committee. See “Committees of the Board of Directors” below.

The board of directors has adopted the Stewart Code of Business Conduct and Ethics, Guidelines on Corporate Governance and Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which is available on our website at www.stewart.com/investor-relations/corporate-compliance and in print to any stockholder who requests it. We intend to disclose any amendment to, or waiver under, our Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer by posting such information on our website. Our Guidelines on Corporate Governance and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee require an annual self-evaluation of the performance of the board of directors and of such committees, including the adequacy of such guidelines and charters. The charters of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee are available on our website at www.stewart.com/investor-relations/corporate-compliance and in print to any stockholder who requests them.

Our Guidelines on Corporate Governance strongly encourages attendance in person by our directors at our annual meetings of stockholders. All of our directors except one attended our 2011 annual meeting of stockholders.

Director Qualifications

Each of our directors is an individual of high character and integrity, with an inquiring mind, and works well with other members of the board of directors and our management team. While we recognize that several directors had withhold votes cast last year, upon conversations with our shareholders, we concluded that the withhold votes were tied more to pay equity and performance than specific director qualifications. Based upon the responsiveness of the board in responding to shareholder concerns, we believe that the combined experience, qualifications, attributes and skills of our directors provide the Company with excellent leadership, especially in these challenging times. Each director nominee brings a unique background and set of skills to the board, giving the board of directors as a whole competence and experience in a wide variety of areas, including insurance, real estate, technology, strategic planning, corporate governance, executive management, academic, accounting, finance, government and international business. The following is a discussion of the particular experience, qualifications, attributes and skills of each of our director nominees that are considered important by the board of directors.

Catherine A. Allen. Ms. Allen has extensive knowledge and experience in technology, financial services and public policy, as well as significant corporate management experience. Her company, The Santa Fe Group, and former employer, BITS, are responsible for developing industry best practices in risk management. She also has experience in establishing best practices and standards for information security and fraud prevention.

Thomas G. Apel. Mr. Apel has significant knowledge of and experience in the mortgage industry. Mr. Apel also has extensive experience in technology and start-up businesses.

Robert L. Clarke. Mr. Clarke has extensive experience in business, government, banking, and legal and regulatory matters.

Paul W. Hobby. Mr. Hobby has extensive experience in private equity and mergers and acquisitions, as well as significant experience in public affairs.

Dr. E. Douglas Hodo. Dr. Hodo has extensive experience in administration and finance matters. He has a Ph.D. in economics and finance with over 30 years’ experience in financial risk assessment and analysis as both a consultant and professor.

Laurie C. Moore. Ms. Moore has a broad understanding of the real estate business developed during a more than 30-year career in the industry. She brings to the board strategic marketing skills, honed as an industry researcher and consultant to top management, and has experience as a founder and top executive of three successful businesses serving the residential brokerage industry. As Executive Director of two residential brokerage CEO groups, she gained functional financial experience, including more than 10 years supervising and coordinating preparation of combined financial summaries for 12 major firms in the real estate industry for CEO peer review. Ms. Moore is invaluable in assessing the subject matter expertise, knowledge, background and experience of potential director nominees.

Malcolm S. Morris. Malcolm S. Morris has over 40 years of experience in the title insurance industry and has served as President of the Texas Land Title Association and the American Land Title Association. Having worked for the Company for over four decades, he has intimate knowledge of the Company and its legal and regulatory matters. He has a J.D. and an MBA with a focus on finance and banking.

Stewart Morris, Jr. Stewart Morris, Jr. has over 40 years of experience in the title insurance industry and has intimate knowledge of the Company. Stewart Morris, Jr. is also an expert in real estate information technology, including technologies related to productivity, e-commerce and settlement services, and has led the Company’s expansion into related lender services, automated land record systems, courthouse automation and international land registries. He has a B. A. in economics and political science from Rice University and an MBA with a focus on finance and real estate from The University of Texas.

Dr. W. Arthur Porter. Dr. Porter has extensive knowledge and experience in technology and intellectual property matters. Dr. Porter also has significant administrative and board experience and, as Chairman of our Nominating and Corporate Governance Committee, was instrumental in the Company’s recent reorganization.

For additional information regarding the background and experience of our director nominees, please see each nominee’s biographical information under Proposal No. 1.

Risk Oversight

The board of directors has ultimate responsibility for protecting stockholder value. Among other things, the board of directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and monitoring and measuring management’s performance in implementing the strategy. The board of directors works with its committees and management to effectively implement its risk oversight role.

The Audit Committee, with the assistance of management, oversees the risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and our liquidity requirements and other exposures to financial risk. The Audit Committee reviews with management, external auditors and internal auditors (the internal audit function has been outsourced to Deloitte & Touche LLP) the accounting policies, the system of internal controls and the quality and appropriateness of disclosure and content in the financial statements or other external financial communications. The Audit Committee, with the assistance of our legal department and human resources department, also performs oversight of our various conduct and ethics programs and policies, including the Stewart Code of Business Conduct and Ethics, reviews these programs and policies to assure compliance with applicable laws and regulations, and monitors the results of our compliance efforts. To the extent the Audit Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Nominating and Corporate Governance Committee, with the assistance of management, oversees risks associated with administering our Guidelines on Corporate Governance and is responsible for reviewing and making recommendations for selection of nominees for election as directors by Common Stockholders. To the extent the Nominating and Corporate Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Compensation Committee, with the assistance of management, oversees risks associated with our compensation programs and policies. To the extent the Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

Advisory Directors

In addition to the directors elected by our Common Stockholders and Class B Stockholders, from time to time our board of directors appoints advisory directors. These individuals are selected based on their potential as future candidates for our board of directors. This gives potential director candidates the opportunity to learn firsthand about the Company and provides a bench of candidates who have gone through the learning curve regarding the Company, its products, policies and business practices. If elected, they are ready to fully engage as directors. Our advisory directors receive notice of and regularly attend meetings of our board of directors and committees on which they serve as non-voting members. They provide valuable insights and information, but are not included in quorum and voting determinations. Advisory directors receive the same compensation for their services as our elected directors receive, but they attend meetings at the pleasure of the board.

Committees of the Board of Directors

The board of directors of the Company has the following committees: Executive, Audit, Nominating and Corporate Governance, Compensation and Technology Advisory.

Executive Committee. The Executive Committee may exercise all of the powers of the board of directors, except those specifically reserved to the board of directors by law or resolution of the board of directors. The Executive Committee currently consists of Thomas G. Apel (Chair), Robert L. Clarke, Paul W. Hobby, Malcolm S. Morris and Stewart Morris, Jr. During 2011, the Executive Committee held three meetings, at which all members were present, and executed nine consents in lieu of meetings.

Audit Committee. It is the Audit Committee’s duty to assist the board of directors in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal audit function, which has been outsourced to Deloitte & Touche LLP, and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to appoint or replace our independent auditors. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at www.stewart.com/investor-relations/corporate-compliance. The Audit Committee currently consists of Robert L. Clarke (Chair), Thomas G. Apel, Dr. E. Douglas Hodo and Laurie C. Moore. During 2011, the Audit Committee held eight regular meetings and two special meetings, at which all members were present except that at one of such regular meetings only three of the four directors were in attendance, and at one of such special meetings only two of the four directors were in attendance. Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the Securities Exchange Act of 1934, and the board of directors has determined that Dr. Hodo is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. No member of our Audit Committee serves on the audit committees of more than three public companies. The Audit Committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Dr. W. Arthur Porter (Chair) and Laurie C. Moore, each of whom is “independent” as that term is defined in the listing standards of the NYSE. Governor Frank Keating, as an advisory director, also participates in meetings of the Nominating and Corporate Governance Committee. It is the Nominating and Corporate Governance Committee’s duty to (i) recommend to our board of directors nominations of persons for election by our Common Stockholders to our board of directors, (ii) create procedures for identification of nominees, (iii) consider and recommend to the board of directors criteria for nomination to our board of directors, (iv) receive and consider nominations submitted by our stockholders, (v) review and make recommendations with respect to director compensation, and (vi) oversee the self-evaluation of the board of directors and the Compensation Committee’s evaluations as to the performance of management as reported to the board of directors. The Nominating and Corporate Governance Committee held three meetings during 2011, at which all members were present. Our Nominating and Corporate Governance Committee’s charter is available on our website at www.stewart.com/investor-relations/corporate-compliance.

Our Guidelines on Corporate Governance requires that a majority of the nine members of our board of directors be “independent” as that term is defined in the rules of the NYSE. As described above, a majority of our current board of directors is “independent” under the filing standards of the NYSE. Our Guidelines on Corporate Governance also provides that the Nominating and Corporate Governance Committee shall be guided by the following principles:

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Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategic or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Specialized expertise or experience that will augment the board of directors’ expertise is particularly desirable.

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Each director should have sufficient time available to devote to our affairs to carry out the responsibilities of a director and, absent special circumstances, no director should simultaneously serve on the boards of directors of more than three public companies. Directors are qualified for service on the board of directors only if they are able to make a commitment to prepare for and attend on a regular basis meetings of the board of directors and its committees.

•	Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director.

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Directors to be nominated for election by our Common Stockholders should not be chosen as representatives of a constituent group or organization. Each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group.

The board of directors does not have a formal policy with respect to board nominee diversity. In recommending proposed nominees to the full board, the Nominating and Corporate Governance Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Nominating and Corporate Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to us, and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us.

In recent years, vacancies occurring in our board of directors have been filled by advisory directors whose experience and expertise have contributed significantly to the deliberations of the board of directors and who meet the criteria set forth above.

It is the intent of the board of directors to require each director to own an amount of Company Common Stock equal to a multiple of the director’s base retainer. The multiple will be set with input from our compensation consultant (for further discussion, see Compensation Discussion and Analysis). Each director will have a reasonable number of years to acquire the required amount of Common Stock. Stock ownership requirements will be designed in such a way that the ability of the board of directors to recruit diverse board candidates will not be impaired, yet board members will have a strong alignment with stockholders.

Pursuant to our Amended and Restated By-Laws, the Nominating and Corporate Governance Committee will accept and consider nominations by stockholders of persons for election by our Common Stockholders to our board of directors. To be considered for nomination at our 2013 annual meeting of stockholders, stockholder nominations must be received by us no later than February 15, 2013. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may submit such nominations in writing addressed to the Nominating and Corporate Governance Committee in care of Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Any such submission should include the candidate’s name, credentials, contact information and consent to be considered as a candidate.

Compensation Committee. It is the duty of the Compensation Committee to review and recommend to the board of directors the compensation of our executive officers. The Compensation Committee currently consists of Laurie C. Moore (Chair), Catherine A. Allen and Dr. W. Arthur Porter. Governor Frank Keating, as an advisory director, also participates in meetings of the Compensation Committee. During 2011, the Compensation Committee held four meetings, at which all members were present, and executed two consents in lieu of meetings. Our board of directors has determined that each member of our Compensation Committee is “independent” as that term is defined in the rules of the NYSE.

The Compensation Committee functions pursuant to its charter, which is available on our web site at www.stewart.com/investor-relations/corporate-compliance. Under its charter, the Compensation Committee is charged with establishing and monitoring the basic philosophy and policies governing the compensation of our executive officers and senior managers. The Compensation Committee makes recommendations to the board of directors with respect to compensation, incentive compensation plans and equity-based plans.

The Compensation Committee’s specific duties and responsibilities include, but are not limited to, the following:

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Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and recommend to the board of directors the Chief Executive Officer’s compensation level based upon this evaluation.

•	Administer the stock-based compensation plans that we have adopted (or may adopt).

•	Review and approve employment, severance and change-in-control agreements with our executive officers.

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Review the overall compensation structure for all employees and make recommendations to the board of directors with respect to non-Chief Executive Officer compensation, incentive compensation plans and equity-based plans.

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Retain at its discretion and on behalf of the Company one or more firms that specialize in officer compensation to compare compensation we pay to our officers to compensation paid by peers and to provide advice on compensation policies, executive compensation, equity plan design, and related compensation matters.

•	Produce an annual report on executive compensation for inclusion in the proxy statement as the Compensation Discussion and Analysis section.

•	Annually review and reassess the adequacy of its charter and recommend any proposed changes to the board of directors for approval.

•	Annually perform an evaluation of its performance to determine whether the Compensation Committee is functioning effectively, and report its conclusions to the board of directors.

Technology Advisory Committee. It is the Technology Advisory Committee’s duty to review, evaluate, monitor and provide feedback on technology-related matters, including assisting the board of directors and management in identifying emerging trends in technology that may present strategic opportunities or that can help the Company achieve its goals and priorities. The Technology Advisory Committee currently consists of Catherine A. Allen (Chair), Thomas G. Apel, Stewart Morris, Jr., Dr. W. Arthur Porter and Paul W. Hobby. During 2011, the Technology Advisory Committee met three times, at which all members were present.

The Technology Advisory Committee’s specific duties and responsibilities include, but are not limited to, reviewing and providing guidance on the following:

•	Technology strategies of the Company, primarily maintained by the IT divisions.

•	Matters relating to information security, IT controls, business continuity, disaster recovery and other risk-management activities.

•	Measurement and tracking systems important to successful innovation, project and technology development, and risk management.

•	The creation, maintenance, and sunsetting of technology products, services, and production.

•	Opportunities to partner and integrate technology with others in the industry to meet the needs of the market place by customer segment (lender, builder, realtor, commercial owner, title agent).

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The Company’s competitiveness, including the effectiveness of its technological efforts and investments in developing new products and businesses, and exploring new business opportunities by customer segment.

•	Future trends in technology that may affect the Company’s strategic plans, including monitoring of overall industry trends.

Compensation Committee Interlocks and Insider Participation

None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Sessions of Non-Management Directors

Our non-management directors, all of whom are independent, with the exception of Paul W. Hobby, meet at regularly scheduled sessions without management. Dr. Hodo presides at those sessions. Persons wishing to communicate with our non-management directors may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Persons wishing to communicate with our other directors may do so by writing in care of Corporate Secretary, Stewart Information Services Corporation, at the same address.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our executive officers as of March 1, 2012:

Matthew W. Morris	Chief Executive Officer
J. Allen Berryman	Chief Financial Officer, Secretary and Treasurer
Michael B. Skalka	Chief Legal Officer and Group President, Global Underwriting Services
Glenn H. Clements	Group President, Direct Operations
George L. Houghton	Group President, Agency Operations
Jason R. Nadeau	Group President, Mortgage and Title Services

Below is biographical information for our executive officers:

Matthew W. Morris. Matthew W. Morris, 40 years old, was elected Chief Executive Officer of Stewart Information Services Corporation in November of 2011. Having served for the past five years as Senior Executive Vice President of the Company, Stewart Title Company and Stewart Title Guaranty Company, in addition to serving as President of the Shared Services Division, Mr. Morris has an intimate knowledge of the Company. In 2004, Mr. Morris joined the Company’s executive management team as Senior Vice President, Planning & Development. Mr. Morris received his BBA in Organizational Behavior and Business Policy from Southern Methodist University, and his MBA with a concentration in Finance from The University of Texas. Matthew W. Morris is the son of Malcolm S. Morris. Malcolm S. Morris and Stewart Morris, Jr. are first cousins.

J. Allen Berryman. J. Allen Berryman, 54 years old, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since September 2008. From January 2006 through August 2008, Mr. Berryman served as Vice President—Finance of Contract Research Solutions, Inc., d/b/a Cetero Research, one of the world’s largest providers of early clinical trial and bioanalytical laboratory services to pharmaceutical, biotechnology and genetic drug companies. From 2002 through 2005, Mr. Berryman was Chief Financial Officer of Retriever Payment Systems, a nationwide provider of credit, debit and other card processing services to merchants. Mr. Berryman received his BBA in Accounting from the University of Georgia.

Michael B. Skalka. Michael B. Skalka, 60 years old, is the Chief Legal Officer and also serves as Group President of Global Underwriting Services for Stewart. Additionally, he currently serves as Chairman of Stewart Title Guaranty de México, S.A. de C.V., Chairman of Stewart Title Limited and Chairman and Chief Executive Officer of Stewart Title Insurance Company. In these positions, he directs and oversees the Company’s worldwide legal, regulatory, human resource, compliance and underwriting activities. Mr. Skalka joined the Company in 1988 and has more than 34 years of experience in the title insurance and real estate industries. Mr. Skalka received his B.A. degree from C.W. Post College of Long Island University and his J.D. from Chicago-Kent College of Law.

Glenn H. Clements. Glenn H. Clements, 64 years old, has been with the Company for more than 35 years and has extensive experience in the title insurance and real estate industries. As Group President, Direct Operations for Stewart Title Company, a wholly owned subsidiary of the Company, Mr. Clements is responsible for all domestic directly owned agency offices in the Stewart Title network. In this position, he oversees all residential and commercial operations, including escrow closings, sales and production facilities. Mr. Clements is on the board of the Houston Chapter of the World Presidents Organization and the University of Houston’s Center for Public Policy.

George L. Houghton. George L. Houghton, 55 years old, has over 37 years of title insurance industry experience. Currently, Mr. Houghton serves as Group President, Agency Operations for Stewart Title Guaranty Company and is responsible for Stewart’s independent title agency network across the United States. Prior to becoming Group President, Mr. Houghton was Executive Vice President, Agency Services Group for Stewart Title Guaranty Company from 2009 through 2011. Mr. Houghton also served as Senior Vice President and National Agency Services Director from 2005 through 2008, and District Agency Manager for South and West

Texas from 2000 through 2004. Prior to joining Stewart, Mr. Houghton was the president and owner of an independent title agency in the Houston area. Mr. Houghton graduated from the University of Houston with a Bachelor of Business Administration in 1981, and went on to earn a Master of Business Administration from Houston Baptist University in 1983. Mr. Houghton has title insurance industry experience in the areas of abstracting, title examination, underwriting, closing, title policy preparation, accounting, branch office management, company management, claims handling, marketing, sales and servicing and supporting independent title agencies.

Jason R. Nadeau. Jason R. Nadeau, 41 years old, is Group President, Mortgage and Title Services for Stewart Title Company. Mr. Nadeau joined the Company in 2008 and for the past three years has served as the executive overseeing the lender and mortgage services business lines. Additionally, Mr. Nadeau oversees Stewart’s national title production centers and its real estate technology services company. Mr. Nadeau previously served as senior vice president of First American’s Enterprise Technology. From 1999 to 2006, Mr. Nadeau served as president of RealEC® Technologies, a company he helped found. Previous to his tenure at RealEC, Mr. Nadeau served as vice president of technology for Stewart Mortgage Information, now known as Stewart Lender Services. Mr. Nadeau graduated from the University of St. Thomas in St. Paul, Minnesota, with a bachelor’s degree in business finance and a minor in systems analysis and design.

Malcolm S. Morris, our former Chairman of the Board of Directors and Co-Chief Executive Officer, and Stewart Morris, Jr., our former President and Co-Chief Executive Officer, resigned from these respective positions in November 2011. Our board of directors elected each of Malcolm S. Morris and Stewart Morris, Jr. as a Vice Chairman of the board of directors, which is an officer position of the Company but not an executive officer position. This is a non-operational role. Malcolm S. Morris and Stewart Morris, Jr. continue to serve as directors elected by the Class B Stockholders, and are nominated as directors to be elected by the Class B Stockholders at our 2012 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal year 2011 was a pivotal one for the Company’s executive compensation programs. Significant changes and decisions were made to set the stage for a complete redesign of our executive compensation policies, programs and corporate governance practices in response to shareholder concerns. Directionally, the Company is rapidly moving towards a new compensation model that emphasizes growth in shareholder value. In sum, our Compensation Committee is focused on tying executive compensation to tangible financial and operational objectives using incentives that are tied to our business plan, stock price performance, and total shareholder return, while remaining consistent with market best practices. Several milestones key to strengthening our executive compensation programs include:

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The Company initiated a complete strategic and organizational review leading to significant changes in our senior leadership, including a new Chief Executive Officer (“CEO”) and separation of the roles of Chief Executive Officer and Chairman of the Board. These changes make the Company more consistent with what the market considers to be a desired model.

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We elected a new Chairman of the Compensation Committee, who is committed to improving our executive compensation programs from a market competitiveness, pay-for-performance, and good governance perspective.

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New senior leadership in human resources came on board, including a new Chief of Human Resources and a new top compensation and benefits executive. These new leaders bring a fresh perspective to the human resources function and are committed to redesigning the Company’s executive compensation programs.

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We engaged Aon Hewitt as our new advisor to the Compensation Committee. Aon Hewitt is currently in the process of completing a comprehensive study of our executive compensation programs, including assistance with the design of new annual and long-term incentive plans.

•	The Compensation Committee approved stock ownership guidelines for directors (including advisory directors) to further align executive interests with those of shareholders.

Objective: Changing the Compensation Philosophy and Programs from the Ground Up

Following the annual shareholders’ meeting in 2011, the Board agreed that simply rethinking and redesigning our compensation programs was not enough to address shareholders’ obvious concerns about lack of profitability and the Company’s executive compensation policies. Instead, the Board decided it was crucial to start at the Company’s very foundation and where best practices regarding compensation should start—with the Company’s business strategy.

A strategic consultant was hired and, after an extensive company-wide strategic review, a new planning process was implemented. This process involved the entire senior management team and all business lines of the Company. As a result of this process, the board determined that new leadership, organizational restructuring, and new strategies were needed. A special committee of the board was formed to determine how to best implement the needed changes.

Based on the special committee’s work and recommendations, the following actions were taken, beginning early in the fourth quarter of 2011:

•	Dr. Hodo, formerly our presiding director, was elected by the Board to be the Company’s new Chairman of the Board, separating the positions of Chairman and Chief Executive Officer.

•	A new CEO was appointed and promoted from within the Company. This ended several decades of Co-CEOs.

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The organizational structure of the Company was simplified, resulting in a more coherent organization under unified leadership, out of which new strategies and goals have emerged. It is these strategies and goals that are the building blocks for an entirely new executive compensation program that is being developed now for fiscal year 2012.

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The Compensation Committee engaged a compensation consulting firm, Aon Hewitt, to assist with the development of new compensation policies and programs, including specific recommendations regarding peer group selection and overall compensation plan design with a focus on pay-for-performance and total shareholder return. This consulting project is now well underway.

•	Board committee assignments have been updated and a new Compensation Committee chairman was appointed as of December 2011.

•	A new, very experienced Chief Human Resources Officer and a new senior compensation and benefits director have been added to the staff.

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During the first quarter of 2012 we started substantive discussions with institutional investors to gather feedback, and to discuss corporate governance, executive team changes, board composition, strategy changes, the on-going executive compensation study, and plans to strengthen our pay-for-performance philosophy for both annual and long-term incentives going forward. Conversations were also initiated with ISS and Glass Lewis. Company participants in these engagement efforts have included our CEO, our Chair of the Compensation Committee, our Head of Investor Relations, and our Chief Human Resource Officer. Based on the active two-way dialogue with our investors, and the feedback that they expressed, we believe that the changes we are initiating will address many of their concerns.

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In addition, to help communicate the many significant changes implemented by the Board, the Company’s new Chief Executive Officer, the Chief Financial Officer and the Head of Investor Relations presented at the FBR Capital Markets’ Fall Investor Conference in New York City, New York, in November 2011.

What to Expect from the Company Going Forward

An important objective of the new compensation policy is to create a stronger pay-for-performance culture with heightened Board oversight.

The executive compensation philosophy now being developed will target compensation opportunities for our named executive officers (“NEOs”) at the median of those companies that we consider to be valid peers, while taking into consideration pay trends over time compared to the trend in Company performance as measured by Total Shareholder Return (“TSR”). Peers will be publicly traded companies selected based on both the applicable six-digit GICS industry code and the company’s size (as measured by market capitalization and assets). Annual incentive design will focus on pay-for-performance and will motivate our executives to achieve key annual objectives largely based on our strategic plan, and will primarily be determined by clear and objective measures of financial performance and operating performance. Consistent with our overall compensation philosophy, annual incentives will be targeted to the median of our peers and tied to specific metrics designed to drive improvement. The Compensation Committee has also directed Aon Hewitt to model new CEO compensation recommendations based on standards common in the industry and relative to compensation peers regarding CEO pay-for-performance practices.

Long-term incentive equity grants will motivate our executives to enhance shareholder value. Our choice of long-term incentive vehicles will align executives’ interests with those of shareholders, and equity grants will include a mix of time- and/or performance-based vesting conditions. Consistent with our overall compensation philosophy, long-term incentive grant values will be targeted to the median of our peers, reward accomplishment of long-term business goals, including the relation to TSR, and will aid executives in the achievement of applicable stock ownership guidelines.

Other executive compensation programs will also reflect sound corporate governance, marketplace best practices, and will be based on solid business rationale. Other executive compensation programs currently under review include stock ownership guideline levels, executive severance, and deferred compensation.

Discussion of Our Historical Compensation Philosophy and Objectives and Its Impact on 2011 Compensation

Historically, our core compensation philosophy for executive officers has been based on fairness and internal pay equity, and not on targeting pay levels at a specified percentile of a compensation peer group. This compensation philosophy was intended to maintain associate satisfaction and morale by assuring that the compensation of executive officers, particularly our former Co-Chief Executive Officers, was not out of line with that of key employees and other associates. As a result of this focus on internal pay equity, in some years, the compensation of one or more key employees has exceeded the compensation of our former Co-Chief Executive Officers. Additionally, as part of the Company’s focus on fairness and internal pay equity, the Company found it unnecessary to enter into any executive employment or severance agreements.

Compensation commitments made in previous years under this old policy are reflected in our fiscal year 2011 compensation programs. However, significant changes will be seen in 2012 as the Compensation Committee finalizes the development of the new policies and then guides the development and implementation of new executive compensation programs.

Role of the Compensation Committee, Management and Compensation Consultants

The Compensation Committee is responsible for determining the components and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. The Compensation Committee consults with the Chief Executive Officer for compensation recommendations for other executive officers and for the purpose of assuring that executive compensation programs do not distort our overall compensation structure. The Chief Executive Officer’s recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and employee retention considerations. The Committee reviews our Chief Executive Officer’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion.

Note that for fiscal year 2011 compensation decisions, the Compensation Committee reviewed and considered the compensation recommendations that were presented by our former Co-Chief Executive Officers. Additionally, for fiscal year 2011 compensation decisions, neither the Compensation Committee nor management relied upon any advice or compensation data from any compensation consultant.

Say on Pay Frequency Vote

The Company will hold an annual advisory stockholder vote on executive compensation. This decision was made in response to stockholder votes at the 2011 annual meeting.

Say on Pay Vote

At our 2011 annual meeting, 51.50% of stockholders voting on our Say on Pay proposal voted against the executive compensation of our NEOs as set forth in our 2011 proxy statement. Although the stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other NEOs.

In addition, after conversations with various stockholders to listen to their concerns, the Board interpreted the numerous withhold votes for members of the Compensation Committee and the Chairman of the Nominating and Governance Committee as a further strong statement of stockholder concerns about a perceived pay and performance disconnect. More specifically, the Board understood that our stockholders were unhappy with the lack of profitability and earnings, and the disconnect with compensation decisions. As previously discussed and highlighted in the “Executive Summary,” in response, our Board and the Compensation Committee began the process of defining and implementing select strategic, organizational and governance changes, and engaged Aon Hewitt to conduct a comprehensive review of the Company’s overall approach to executive compensation to ensure that the Company’s compensation plans and programs are tied to performance and in line with market best practices across the general industry and at select peer group companies. Following the conclusion of this review, the Company will implement additional changes, as necessary, to ensure that NEO compensation is properly aligned with our compensation philosophy, organizational results, and with market best practices. We believe our future compensation will link pay with performance, be aligned with stockholders, support implementation of our strategy, and allow us to attract and maintain necessary executive talent.

2011 Business Results

In determining compensation for our executives in 2011, the Committee considered the financial results and operating performance achieved, despite a difficult real estate business environment. We also evaluated the effort and results associated with restructuring and streamlining the Company and its executive team, the development of new strategies to take better advantage of opportunities, and the efforts to improve key internal operations. Some of our key business results for 2011 were:

•	First year of profitability since 2006, with three profitable quarters in 2011

•	Full year 2011 pretax earnings before noncontrolling interests increased to $18.0 million while total revenues decreased 2.2 percent

•	Full year 2011 net earnings improved by $14.9 million to $2.3 million on revenues of $1.6 billion

•	Earnings per share for 2011 of $0.12 improved $0.81 from a $0.69 loss per share for 2010

•	Fourth quarter 2011 earnings of $2.2 million, or $0.11 per share

•	Significant improvement in results from title operations

•	Real estate information (REI) operations continued strong growth and solid profitability

Elements of Compensation

The principal components of our executive compensation program and the purpose of each component are presented in the following table. As previously noted, for fiscal year 2011 compensation, we used a philosophy of fairness and internal pay equity, as well as individual strategic and business-related goals to establish target compensation levels for our NEOs. Some compensation components for 2011 were part of existing incentive award plans, and were already in place prior to and during 2011. Given the change in management in November of 2011, all compensation discussions are relevant to our executive officers up to that time. As stated previously, each element of our compensation programs is being reviewed with our compensation consultant. We expect significant changes to our compensation programs for 2012.

Compensation Component	Key Characteristics	Purpose	2011 Key Actions
Base Salary	Fixed compensation component. Reviewed annually and adjusted, if and when appropriate.	Intended to compensate executives fairly for the responsibility level of the position held.

None of the NEOs, with the exception of Matthew W. Morris, received an increase to base salary in 2011. Matthew W. Morris received an increase to base salary, effective November 2011, based on his appointment as CEO.

Compensation Component	Key Characteristics	Purpose	2011 Key Actions
Annual Incentive Bonus Awards	Variable cash compensation component. Both formulaic and discretionary incentive bonus awards utilized. Performance-based opportunity. Historically, formulaic bonuses were based on Stewart Title Guaranty Company (“STGC”) performance and Board approval. The Board may consider any circumstances it deems appropriate in awarding both formulaic and discretionary bonus compensation. The historical formulaic bonus program based on STGC performance will not be utilized in 2012 and beyond.	Intended to motivate and reward executive officers for achieving our short-term (annual) business objectives and financial performance; intended to encourage accountability by rewarding based on performance. Discretionary bonuses are reviewed annually for individual contribution in the context of Company performance. Discretionary bonuses provide the Committee with flexibility to reward individual performance not reflected in formulaic metrics.

Certain NEOs would have received cash bonus awards under our historical formulaic incentive bonus award program. Based on the recommendation of the Compensation Committee, instead of paying these incentive bonuses, the Board granted phantom stock units to two of the NEOs and restricted stock to one of the NEOs. See “—Annual Incentive Bonus Awards” below for further discussion. Two NEOs received discretionary bonus awards ranging from $150,000 to $225,000. The discretionary bonuses were based on the accomplishment of specific goals that were considered key to improving organizational performance and contributing to bottom-line results, as well as the assumption of new responsibilities by one NEO.

Long-Term Incentive Equity Awards	Variable compensation component. Performance-based award opportunity, generally granted annually as a combination of both unrestricted and time-based restricted stock awards. Actual grant sizes for both unrestricted and time-based restricted stock awards determined at the discretion of the Compensation Committee and will vary based on stock price appreciation and corporate performance.	Intended to motivate executive officers to achieve our business objectives; to provide retentive value; and to increase executive share ownership to thereby align executive interests with those of our shareholders.	Based on Company performance, our NEOs did not receive additional long-term incentive equity awards in 2011. One NEO did receive a grant of restricted stock in lieu of a payout under our historical formulaic annual incentive award program.

Compensation Component	Key Characteristics	Purpose	2011 Key Actions
Health and Welfare Plans and Retirement Plans	Fixed compensation component.	Intended to provide benefits that promote employee health and welfare, and to support Stewart employees in attaining financial security; a retention tool; and to attract qualified employees.	No changes to programs in 2011 that affected the NEOs.

Perquisites and Other Personal Benefits	Fixed compensation component.	Intended to provide a business-related benefit to our Company, and to assist in retaining executive officers.	No changes to programs in 2011 that affected the NEOs.

Base Salaries

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. Typically, in establishing base salaries, the Compensation Committee considers a variety of factors, including internal pay equity and individual performance as it relates to an executive’s level of duties and responsibilities applicable to the position held. In connection with its annual review of executive compensation, the Compensation Committee determined not to increase the NEOs’ base salary amounts for fiscal year 2011. Therefore, with the exception of Matthew W. Morris, who became our Chief Executive Officer in November 2011, the base salaries of our NEOs remained at 2010 levels, in the following amounts: $305,000 for Malcolm S. Morris; $305,000 for Stewart Morris, Jr.; $250,000 for J. Allen Berryman; and $500,000 for Michael B. Skalka. Matthew W. Morris’ base salary increased to $305,000 effective November 2011.

Annual Incentive Bonus Awards

Historically, the Company has paid annual cash incentive bonus awards, both formulaic and discretionary, to certain executive officers. The formulaic awards were typically based on the consolidated income (before taxes but after noncontrolling interests) of STGC. Specifically, the amount of any formulaic cash incentive bonuses paid to our former Co-Chief Executive Officers (Malcolm S. Morris and Stewart Morris, Jr.) in recent prior years would have been equal to 1% of the first $20 million of STGC’s consolidated income, 0.75% of the next $20 million of income, 0.50% of the next $20 million, and 0.35% of income over $60 million. It was expected that similar formulaic cash incentive bonus awards would be paid for 2011 and the Company had accrued for the expected bonus payouts. However, the Board, based on the recommendation of the Compensation Committee, concluded that paying out the formulaic cash bonus awards for 2011 consistent with past practice was not appropriate under the current circumstances. Based on discussions with, and the agreement of, the Company’s executive management and Malcolm S. Morris and Stewart Morris, Jr., the Board determined to modify the nature of the payout of the formulaic bonuses so as to tie a portion thereof to the Company’s future performance. For 2011, under the historical formulaic cash incentive bonus award program, each of Malcolm S. Morris and Stewart Morris, Jr. would have earned a cash bonus award of $219,800 payable in a lump sum. Based on the Compensation Committee’s recommendation, the Board approved, in March 2012, the grant of $219,800 of phantom stock units to each of Malcolm S. Morris and Stewart Morris, Jr. The phantom stock units can be settled solely in cash and vest 50% at grant, 25% on the first anniversary of the grant date, and 25% on the second anniversary of the grant date. Our current Chief Executive Officer, Matthew W. Morris, was entitled, for 2011, to a bonus equal to 0.30% of the first $100 million of STGC’s consolidated income and 0.20% of income over $100 million. Given that STGC’s consolidated income (before taxes but after noncontrolling interests)

finished at $22,640,000 for 2011, Matthew W. Morris earned a formula-based cash incentive bonus award of $67,920. Based on the Compensation Committee’s recommendation and the agreement of Matthew W. Morris, the Board approved, in March 2012, the grant of $67,920 of restricted stock to Matthew W. Morris. The restricted stock vests 50% at grant, 25% on the first anniversary of the grant date, and 25% on the second anniversary of the grant date. The Compensation Committee has recommended and the Board has determined that the historical formulaic incentive bonus award program will not be continued in the future. As discussed above, the Compensation Committee, working with its compensation consultant, is in the process of revising the Company’s compensation programs, including its annual incentive award program.

Additionally, NEOs may receive discretionary cash incentive bonus awards upon approval by our Board for meeting or exceeding individual objectives that have an impact on shareholder value. For 2011, in consideration of the successful implementation of various individual objectives, the Board determined to award discretionary incentive bonus awards to the two NEOs listed below:

•

$225,000 was awarded to Matthew W. Morris as an incentive bonus for assuming the role of CEO effective November 2011, and in recognition of his additional responsibilities as CEO, but also for accomplishing performance objectives prior to and after assuming the CEO role, which impacted long-term shareholder value, including:

•	managing the company-wide strategic review process;

•	execution of strategies and operational plans developed in the Company’s strategy development process;

•	managing organizational redesign and simplification;

•	managing back office and corporate expenses below budget;

•	deploying various initiatives to reduce costs and improve service level performances; and,

•	meeting or exceeding the Key Performance Indicators for home office services.

•	$150,000 was awarded to J. Allen Berryman, Chief Financial Officer, for meeting or exceeding goals, which impacted short- and long-term savings to the Company, including

•	continued consolidation of escrow accounting into a centralized environment;

•	expanded deployment of Lawson enterprise accounting system;

•	implementing a strategic tax strategy; and,

•	redesigning lease administration, resulting in approximately 70% of leases expiring in 2011 being renegotiated for cost savings.

Long-term Incentive Equity Awards

Based on Company performance, the Company did not award any unrestricted or time-based restricted stock to our NEOs for 2011. However, Matthew W. Morris did receive a grant of $67,920 of restricted stock in lieu of any payout under our historical formulaic incentive bonus award program. See “–Annual Incentive Bonus Awards” above for additional information.

Health and Welfare Plans

Our NEOs, along with all other associates, are eligible to participate in medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other applicable employee benefits.

Defined Contribution Plan

The primary tax qualified long-term compensation plan we have for our employees in the United States is the Stewart Salary Deferral Plan (“401(k) plan”). Our executive officers also participate in this plan on the same terms as our other associates.

Deferred Compensation Plan

The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (“the Deferred Compensation Plan”), effective January 1, 1999, and amended and restated it on January 1, 2005 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations (T.D. 9321) thereunder. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. Assets are held in a separate rabbi trust to pay Plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy.

Compensation of Our Chief Executive Officer

On November 3, 2011, the Company announced that Matthew W. Morris was elected as the Company’s new Chief Executive Officer with responsibility for all operations. Matthew W. Morris succeeded Malcolm S. Morris and Stewart Morris, Jr., who had served as the Company’s Co-Chief Executive Officers. Matthew W. Morris previously served as Senior Executive Vice President of the Company, and Stewart Title Company and Stewart Title Guaranty Company, both of which are wholly-owned subsidiaries of the Company. Matthew W. Morris did not enter into a new employment or severance related contract with the Company upon assuming his new role as Chief Executive Officer in November 2011. For 2011, his base salary, annual incentive bonus awards and long-term equity awards were determined in accordance with the compensation philosophy described above. Apart from the $225,000 discretionary performance bonus referenced above and his increase in base salary to $305,000 effective November 2011, his 2011 compensation components as CEO did not change from his 2011 compensation components as Senior Executive Vice President.

Compensation of Our Former Co-Chief Executive Officers

Compensation for our former Co-Chief Executive Officers, who remain in non-operational roles as Vice Chairmen of the Board, will be adjusted in 2012.

Additional Information

Elements of Post-Termination Compensation and Benefits

In 1986, we entered into an agreement with each of Malcolm S. Morris and Stewart Morris, Jr. pursuant to which the executive officer or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $133,333 to each of them. For purposes of such agreements, each beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a beneficiary under certain insurance policies will reduce payments due to such beneficiary or his designee under this agreement. The Compensation Committee has no plans to propose any additional defined benefit plans for its former co-chief executive officers. Malcolm S. Morris, who turned 65 in 2011, has begun receiving his annual payments, which include a tax gross-up payment under this historical agreement. The Compensation Committee has no plans to provide tax gross-ups in its future compensation programs.

In July 2011, the Company agreed with Mr. Skalka that the Company must provide Mr. Skalka with one-year advance notice for a termination by the Company without cause and that Mr. Skalka’s salary and bonus would continue to accrue during the one-year notice period.

Tax Deductibility of Compensation

Limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code have had no effect on our compensation programs for executive officers because we have never exceeded those limits.

Stock Ownership Guidelines

In April 2011, the Compensation Committee approved the implementation of stock ownership guidelines that require executive officers to acquire a meaningful level of stock ownership in the Company. The guidelines require the Chief Executive Officer to hold a number of shares of Company stock equal in value to the equivalent of five (5) times his annual base salary, and all Section 16(b) officers will be required to hold a number of shares equal to three (3) times their annual base salary. Shares counted toward the stock ownership guidelines shall include any grants received or any stock purchased outside of the plan, including both Common Stock and Class B Stock. Both the Chief Executive Officer and the Section 16(b) officers will have five years to accumulate the required number of shares.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes compensation information for each of our named executive officers for the three years ended December 31, 2011.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Defined Benefit Plan Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Matthew W. Morris(4)	2011	280,000	225,000		67,920		11,550	584,470
Chief Executive Officer	2010	275,000	150,000	218,380	38,065		11,200	692,645
	2009	200,000	175,000	270,460			11,450	656,910

J. Allen Berryman	2011	250,000	150,000				9,060	409,060
Chief Financial Officer,	2010	250,000	150,000	181,640			7,400	589,040
Secretary, Treasurer and	2009	250,000	150,000	224,540			7,600	632,140
Principal Financial Officer

Michael B. Skalka	2011	500,000					34,940	534,940
President—	2010	500,000		243,560			34,700	778,260
Stewart Title Guaranty Company	2009	500,000	25,000	125,412			11,400	661,812

Malcolm S. Morris(4)	2011	305,000			109,900	47,000	94,780	556,680
Former Chairman of the Board and	2010	305,000	100,000	390,520	319,049	114,000	31,707	1,260,276
Co-Chief Executive Officer	2009	253,750	200,000	357,240		107,000	30,802	948,792

Stewart Morris, Jr.(4)	2011	305,000			109,900	107,000	17,027	538,927
Former President and	2010	305,000	100,000	390,520	319,049	99,000	18,939	1,232,508
Co-Chief Executive Officer	2009	253,750	200,000	357,240		93,000	58,343	962,333

(1)	The dollar amounts listed represent discretionary cash bonuses paid to the named executive officers. More information on fiscal 2011 discretionary bonuses is set forth in “Compensation Discussion and Analysis—Elements of Compensation” and “Compensation Discussion and Analysis—Annual Incentive Bonus Awards.”
(2)	Amounts for 2011 reflect restricted stock issued to Matthew W. Morris and phantom stock units issued to Malcolm S. Morris and Stewart Morris, Jr. in lieu of cash payments under our historical formulaic annual incentive bonus program. See “Compensation Discussion and Analysis—Elements of Compensation” and “Compensation Discussion and Analysis—Annual Incentive Bonus Awards.” Amounts paid in 2010 consist of distributions under our prior Strategic Incentive Pool Plan and a payment under our historical formula-based incentive plan.
(3)	See the following table captioned “All Other Compensation.”
(4)	Matthew W. Morris was elected Chief Executive Officer effective November 2011, succeeding Malcolm S. Morris and Stewart Morris, Jr., who had served as Co-Chief Executive Officers. Malcolm S. Morris and Stewart Morris, Jr. are now Vice Chairmen of the Board. Matthew W. Morris served as Senior Executive Vice President prior to his election as Chief Executive Officer. Matthew W. Morris’ salary amount reflects an increase in base salary to $305,000 effective November 2011.

The following table shows the components of the compensation included in column (i) of our Summary Compensation table for the year ended December 31, 2011.

All Other Compensation

Item	Matthew W. Morris	J. Allen Berryman	Michael B. Skalka	Malcolm S. Morris	Stewart Morris, Jr.
Other Compensation
Directors’ fees	$3,900	$1,500	$3,000	$4,700	$5,900
Life insurance premiums			$23,000
Restricted stock dividends	$450	$360	$540	$900	$900
Defined benefit plan payment tax gross-up(1)				$71,795
Perquisites
Personal use of company-owned auto or car allowance	$7,200	$7,200	$8,400	$6,125	$2,867
Home security				$4,200	$2,444
Country club dues				$7,060	$4,916

	$11,550	$9,060	$34,940	$94,780	$17,027

(1)	Tax gross-up for payment during last fiscal year under historical agreement with Malcolm S. Morris. The Company has no plans to include tax gross-ups in its future compensation programs.

Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based equity and non-equity awards for the year ended December 31, 2011.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1) (d)
Matthew W. Morris	(1)	67,920
J. Allen Berryman
Michael B. Skalka
Malcolm S. Morris	(1)	109,900
Stewart Morris, Jr.	(1)	109,900

(1)	Amounts reflect restricted stock issued to Matthew W. Morris and phantom stock units issued to Malcolm S. Morris and Stewart Morris, Jr. in lieu of cash payments under our historical formulaic annual incentive bonus program. See “Compensation Discussion and Analysis—Elements of Compensation” and “Compensation Discussion and Analysis — Annual Incentive Bonus Awards.”

The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers at December 31, 2011. No named executive officer held unexercisable options at that date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (g)	Market Value of Shares of Stock That Have Not Vested ($) (h)
Matthew W. Morris	1,600	26.83	11/30/2017	5,000	57,800
				4,000	54,480

J. Allen Berryman				4,000	46,240
				3,200	43,584

Michael B. Skalka	1,800	26.83	12/1/2017	6,000	69,360
	1,600	38.01	6/2/2016	4,800	65,376
	1,500	39.25	6/2/2015
	1,400	32.24	5/21/2014

Malcolm S. Morris	25,000	21.87	1/23/2013	10,000	115,600
	25,000	19.10	2/1/2012	8,000	108,960

Stewart Morris, Jr.	25,000	21.87	1/23/2013	10,000	115,600
	25,000	19.10	2/1/2012	8,000	108,960

The following table sets forth certain information regarding the exercise of options and vesting of stock awards by our named executive officers for the year ended December 31, 2011.

Option Exercises and Stock Vested

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Matthew W. Morris	4,903	92,480
	636	11,120

J. Allen Berryman	4,245	80,920
	509	8,896

Michael B. Skalka	5,051	92,480
	763	13,344

Malcolm S. Morris	8,668	138,720
	1,471	22,240

Stewart Morris, Jr.	7,462	138,720
	1,271	22,240

Defined Contribution Plans

The Company sponsors a defined contribution plan in which all employees who have completed 90 days of service are eligible to participate. In general, a participant in the defined contribution plan may elect to defer, on a pretax or Roth after-tax basis, a specified percentage of their compensation, subject to certain limitations under the Internal Revenue Code (“IRC”). Contributions by participants whose compensation is in the highly compensated group of employees are subject to certain additional limitations under the IRC. Deferred compensation is contributed to a trust managed for the benefit of the participants. Net investment income (loss) is allocated to participants’ accounts daily based upon the proportion that each participant’s account balance bears to the participant account balances in each investment fund. No matching contributions were made in 2011, and no determination has been made whether a discretionary match will be made in 2012.

Nonqualified Deferred Compensation Plans

The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (the Deferred Compensation Plan), effective January 1, 1999, and amended and restated it on January 1, 2005. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. Assets are held in a separate rabbi trust to pay Plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy.

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the year ended December 31, 2011.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Matthew W. Morris
J. Allen Berryman
Michael B. Skalka		(1,753)		75,511
Malcolm S. Morris		252		477,087
Stewart Morris, Jr.		2,505	(61,077)	467,964

Defined Benefit Plans

In 1986, we entered into an agreement with each of Malcolm S. Morris and Stewart Morris, Jr. pursuant to which the executive officer or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $133,333 to each of them. For purposes of such agreements, each beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a beneficiary under certain insurance policies will reduce payments due to such beneficiary or his designee under his agreement. We have paid no premiums on these policies since 2001. Malcolm S. Morris, who turned 65 in 2011, has begun receiving his annual payments.

The following table summarizes benefits payable and paid to our named executive officers under our defined benefit plans as of December 31, 2011. All benefits are fully vested.

Defined Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Malcolm S. Morris	Agreement with beneficiary	41	1,789,000	133,333

Stewart Morris, Jr.	Agreement with beneficiary	38	1,628,000

Potential Payments Upon Termination or Change-in-Control

In July 2011, the Company agreed with Mr. Skalka that the Company must provide Mr. Skalka with one-year advance notice for a termination by the Company without cause and that Mr. Skalka’s salary and bonus would continue to accrue during the one-year notice period. Assuming Mr. Skalka had been terminated without cause on December 31, 2011, Mr. Skalka would be entitled to his base salary for 2012, which is equal to $500,000. Mr. Skalka would also be entitled to his annual incentive bonus award for 2012. Historically, Mr. Skalka has been entitled to a bonus equal to 0.30% of STGC’s consolidated income (before taxes but after noncontrolling interests) of $50 million to $100 million and 0.20% of income over $100 million. As STGC’s consolidated income did not reach the required threshold in 2011, Mr. Skalka did not receive any bonus for 2011. As discussed in our Compensation Discussion and Analysis, our compensation programs, including any annual incentive program, are not yet finalized for 2012.

Compensation of Directors

Our non-employee directors received fees as follows during the year ended December 31, 2011:

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	All Other Compensation ($) (g)	Total ($) (h)
Dr. E. Douglas Hodo	98,700	40,000		138,700
Catherine A. Allen	68,100	40,000	4,000	112,100
Thomas G. Apel	89,500	40,000	4,000	133,500
Robert L. Clarke	48,300	86,000		134,300
Paul W. Hobby	64,500	40,000		104,500
Laurie C. Moore	42,500	86,000		128,500
Dr. W. Arthur Porter	35,100	86,000		121,100

(1)	The annual stock award to directors was valued based on the market value per share of Common Stock at the close of business on the first business day following the 2011 annual meeting of stockholders.

Our directors who are employees receive directors’ fees of $150 per meeting. The compensation of our named executive officers for service on our board of directors or the boards of directors of our subsidiaries is included in “All Other Compensation” in our Summary Compensation Table.

Compensation Committee Report

To the Board of Directors of Stewart Information Services Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with the Company’s management and, based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Laurie C. Moore, Chair
Catherine A. Allen
Dr. W. Arthur Porter

Dated: March 7, 2012

PROPOSAL NO. 2

ADVISORY VOTE REGARDING THE COMPENSATION OF

STEWART INFORMATION SERVICES CORPORATION’S

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis beginning on page 18 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the board of directors for 2011 with respect to our Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 27 (whom we refer to as the “named executive officers”). The board of directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The board of directors is asking stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the board of directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF KPMG LLP

AS STEWART INFORMATION SERVICES CORPORATION’S

INDEPENDENT AUDITORS FOR 2012

KPMG LLP served as our principal independent auditors for our fiscal year ended December 31, 2011. Our Audit Committee has reappointed KPMG LLP as our principal independent auditors for our fiscal year ending December 31, 2012. Our stockholders are being asked to vote to ratify the appointment of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new independent auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. We expect representatives of KPMG LLP to be present at the meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Audit and Other Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of our last two fiscal years:

	Year Ended December 31
	2011	2010
Audit fees(1)	$1,473,054	$1,543,659
Audit-related fees	—	—
Tax fees(2)	$8,160	$1,260,095
All other fees	—	—

(1)	Fees for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown.
(2)	Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

The Audit Committee must pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor. Since May 6, 2003, the effective date of the Securities and Exchange Commission’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were preapproved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the subcommittee will present all decisions to grant preapprovals to the full Audit Committee at its next scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the board of directors for the general oversight of Stewart’s processes in the following areas: financial accounting and reporting, systems of internal control, audit, and monitoring compliance with laws and regulations and standards for corporate compliance. Stewart’s management has primary responsibility for preparing the consolidated financial statements and for Stewart’s financial reporting process. Stewart’s independent auditors, KPMG LLP, are responsible for expressing an opinion on Stewart’s consolidated financial statements, and whether such financial statements are presented fairly in accordance with U.S. generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Stewart’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Stewart’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is “independent” as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this report:

Robert L. Clarke, Chair

Thomas G. Apel

Dr. E. Douglas Hodo

Laurie C. Moore

Dated: February 22, 2012

CERTAIN TRANSACTIONS

Stewart Morris is the father of Stewart Morris, Jr. and the uncle of Malcolm S. Morris. During the year ended December 31, 2011, Stewart Morris served as an advisory director of the Company (resigning effective December 27, 2011), a director of Stewart Title Company and Stewart Title Guaranty Company, and chairman of Stewart Title Company’s executive committee, receiving compensation of approximately $149,000, consisting primarily of salary and bonus.

During 2011, we and our subsidiaries paid approximately $148,000 at board-approved hourly rates for work performed by the law firm of Morris, Lendais, Hollrah & Snowden, P.C., of which Malcolm S. Morris is a minority stockholder, however no fees were paid to the law firm for the services of Malcolm S. Morris. In connection with real estate transactions processed by Stewart Title Company, such firm receives legal fees from its clients who are also customers of Stewart Title Company and who select such firm as their counsel.

For many decades, we have maintained a collection of antique and replica carriages for business promotion and entertainment purposes. The carriages have been associated with the Company by its customers and potential customers. They symbolize the tradition, quality and stability of the Company in keeping with our long history.

The Company also maintained approximately 8 horses, which have been trained to safely pull the carriages. When not in service for Company events, both the carriages and horses are housed at the Morris Ranch in Wharton, Texas, which is owned by Stewart Morris and Stewart Morris, Jr., and occasionally at their homes or at the home of Malcolm S. Morris in Houston, Texas. The horses and most of the carriages are owned by the Morrises, and both horses and carriages are under separate terminable leases to the Company for no charge other than maintenance expenses. The Company also owns some carriages directly. The Company directly pays third-party vendors for the expenses incidental to maintaining and insuring these horse and carriage assets. These expenses include carriage maintenance, horse training, feed, veterinary services, shoeing, and trucking these assets to the different locations where they are used. These expenses also include maintenance and related utilities for a 14,000-square foot carriage house and stable at the Morris Ranch, where the carriage operation maintains a stable and an office and where the main body of the carriage collection is housed and kept on display for guests. Our total expense for maintenance of these assets in 2011 approximated $146,000. For 2012, the Company contemplates using Tallyho Enterprises LLC (owned in part by Stewart Morris, Sr.) to provide horses and carriages for approximately 50 Company-sponsored events in 2012. The Company will no longer pay the maintenance and other expenses described above. Our total expenses to Tallyho for these events in 2012 are expected to be reduced to approximately $60,000.

Pursuant to the Stewart Code of Business Conduct and Ethics and the Company’s Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which are available on our web site at www.stewart.com/investor-relations/corporate-compliance (together, the “Codes”), if any director or executive officer has a conflict of interest (direct or indirect, actual or potential) with the Company, such as any personal interest in a transaction involving the Company, the conflict must be fully, fairly and timely disclosed to the Company (either to the board of directors, the Company’s Compliance Officer, or the Company’s Chief Legal Officer, as provided for by the Codes). Conflicts of interest may include transactions between the Company and the immediate family of a director or executive officer, such as their spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and cohabitants. Any transaction involving an actual and material conflict of interest between the Company and any of its directors or executive officers is prohibited unless approved by the board of directors. A director with a conflict of interest must recuse himself or herself from participating in any decision to approve any such transaction. Furthermore, any material transaction between the Company and any holder of 5% or more of the Company’s voting securities is also prohibited unless approved by the board of directors.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

To be included in the proxy statement and form of proxy relating to our 2013 annual meeting of stockholders, proposals of Common Stockholders and Class B Stockholders must be received by us at our principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by November 23, 2012.

OTHER MATTERS

Our management does not know of any other matters that may come before the annual meeting. However, if any matters other than those referred to above should properly come before the annual meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

Proxies for our 2013 annual meeting of stockholders may confer discretionary power to vote on any matters that may come before the meeting unless, with respect to a particular matter, (i) we receive, by certified mail, return receipt requested, addressed to our Secretary, notice not later than February 15, 2013 that the matter will be presented at the annual meeting and (ii) we fail to include in our proxy statement for the annual meeting advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

We will pay the cost of solicitation of proxies in the accompanying form. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for the proposals described in this proxy statement. We will pay Innisfree a fee for such service, which is not expected to exceed $6,500 plus expenses. In addition to solicitation by use of the mails, certain of our officers or employees, and certain officers or employees of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 23, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

STEWART INFORMATION SERVICES CORPORATION	INTERNET http://www.proxyvoting.com/stc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19432

▼  FOLD AND DETACH HERE  ▼

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees: 01 Catherine A. Allen 02 Robert L. Clarke 03 Dr. E. Douglas Hodo 04 Laurie C. Moore 05 Dr. W. Arthur Porter	☐	☐	☐	2. Advisory approval of the compensation of Stewart Information Services Corporation’s named executive officers (Say-on-Pay).	☐	☐	☐

				3. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s Independent auditors for 2012.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any one or more individual nominees, mark the “Exceptions” box above and write the nominee(s) name(s) in the space provided below.) *Exceptions

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.
						Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Stewart Information Services Corporation account online.

Access your Stewart Information Services Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Stewart Information Services Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: http://www.stewart.com/2012-annual-meeting

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PROXY

STEWART INFORMATION SERVICES CORPORATION

PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2012

The undersigned appoints Ken Anderson, Jr. and Michael B. Skalka, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 27, 2012, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2012.

Address Change/Comments (Mark the corresponding box on the reverse side)
	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250	19432

    (Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time two days prior to the shareholder meeting date.

STEWART INFORMATION SERVICES CORPORATION	INTERNET http://www.proxyvoting.com/stc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19435-gr

▼  FOLD AND DETACH HERE  ▼

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees: 01 Catherine A. Allen 02 Robert L. Clarke 03 Dr. E. Douglas Hodo 04 Laurie C. Moore 05 Dr. W. Arthur Porter	☐	☐	☐	2. Advisory approval of the compensation of Stewart Information Services Corporation’s named executive officers (Say-on-Pay).	☐	☐	☐

The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A., as Trustee for the company’s 401(k) Salary Deferral Plan, to vote all shares of common stock of Stewart Information Services Corporation allocated to my account as of March 1, 2012, as directed. IF NOT OTHERWISE SPECIFIED, the shares will be voted FOR each of the nominees, FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s Independent auditors for 2012. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Commttee.

I understand that I am to mail this confidential voting Instruction card to BNY Mellon Shareowner Services acting as tabulation agent, or vote by Internet or telephone as described on proxy, and that my instructions must be received by BNY Mellon Shareowner Services no later than 11:59 p.m. Eastern Time two days prior to the annual meeting day. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the Plan document.

I acknowledge receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

(INSTRUCTIONS: To withhold authority to vote for any one or more individual nominees, mark the “Exceptions” box above and write the nominee(s) name(s) in the space provided blow.) *Exceptions				3. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s Independent auditors for 2012.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: http://www.stewart.com/2012-annual-meeting

▼  FOLD AND DETACH HERE  ▼

PROXY

STEWART INFORMATION SERVICES CORPORATION

PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2012

The undersigned appoints Wells Fargo Bank, N.A., as Trustee for the Company’s 401(k) Salary Deferral Plan, as proxy with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 27, 2012, or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2012.

Address Change/Comments (Mark the corresponding box on the reverse side)
	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250	19435-gr

    (Continued and to be marked, dated and signed, on the other side)